SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 8, 2007

SIMMONS COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-124138	20-0646221

(Commission File Number)	(I.R.S. Employer Identification No.)

One Concourse Parkway, Suite 800
Atlanta, Georgia	30328-6188

(Address of Principal Executive Offices)	(Zip Code)

770-512-7700
(Registrant’s Telephone Number, Including Area Code)

NA
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Entry Into a Material Agreement

    Pursuant to a written separation agreement (the “Separation Agreement”) between Simmons Company's indirect wholly-owned subsidiary, Simmons Bedding Company (“Company”), Simmons Company's parent, Simmons Holdco, Inc. (“Holdings”) (collectively Company and Holdings are referred to herein as “Simmons”), and Gary S. Matthews, its former President, the parties have agreed to terminate Mr. Matthews’ employment with Simmons effective May 25, 2007 (the “Termination Date”).

    Under the Separation Agreement, Mr. Matthews will be paid his unpaid salary through the Termination Date.  In addition, Mr. Matthews will be paid the gross amount of $862,500, which equals eighteen months of his salary of $575,000 per year.  This amount will be paid in accordance with the current pay schedule through November 24, 2008.  Mr. Matthews’ and his dependents may continue to participate in the Company’s medical, dental and vision plans at the same level of participation that was in effect immediately prior to the Termination Date through the earlier of November 24, 2008 or the date on which Mr. Matthews commences other employment and receives comparable health benefits.  Holdings has also agreed to exercise its right to repurchase the 4,195.33 Class A shares at fair market value as of the date of repurchase and 36,667 unvested Class B shares of Holdings that Mr. Matthews currently owns at the original purchase price of one penny per share.  Mr. Matthews will retain 3,333 unvested Class B shares of Holdings that may potentially vest if the Company meets its performance requirements for fiscal year 2007.

    The Separation Agreement is filed with this report as Exhibit 10.1, its contents are incorporated by reference into this Item 5.02.  The preceding description of the terms of the Separation Agreement is qualified in its entirety by reference to Exhibit 10.1 to this report.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

10.1	General Release and Separation Agreement between Simmons Bedding Company, Simmons Holdco, Inc., and Gary S. Matthews effective June 7, 2007

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, Simmons Company has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

SIMMONS COMPANY

By:	/s/ William S. Creekmuir

William S. Creekmuir
Executive Vice President and Chief Financial Officer

Date:	June 8, 2007